Exhibit 5.3

Kenneth F. Khoury	Delta Air Lines, Inc.
Executive Vice President -	Law Department
General Counsel	P.O. Box 20574
Atlanta, GA 30320-2574
T. 404 715 1497
F. 404 715 7882

February 19, 2008

Delta Air Lines, Inc.
Hartsfield Atlanta International Airport
Atlanta, GA 30320

Re:	Delta Air Lines, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I am Executive Vice President – General Counsel of Delta Air Lines, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus included therein (the “Prospectus”).  The Registration Statement relates to the exchange offer (the “Exchange Offer”) by the Company of Pass Through Certificates, Series 2007-1 (the “New Certificates”) for Pass Through Certificates, Series 2007-1 (the “Old Certificates”) originally issued pursuant to the applicable exemptions from registration under the Securities Act.  The Old Certificates were issued in three classes in an aggregate face amount of $1,409,877,000, and the Company is offering for exchange New Certificates to be issued in three classes up to an aggregate face amount of $1,409,877,000 (and aggregate Pool Balance of $1,372,602,093) pursuant to (i) the Pass Through Trust Agreement, dated as of November 16, 2000 (the “Basic Agreement”), between the Company and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company of Connecticut, National Association), as Pass Through Trustee for the trust relating to each class of New Certificates (being referred to herein individually as the “Trustee”) and (ii) (a) the Trust Supplement 2007-1A with respect to Class A of the New Certificates, dated as of October 11, 2007, to the Basic Agreement between the Company and the Trustee (the Basic Agreement as so supplemented, the “Delta Air Lines 2007-1A EETC Pass Through Trust Agreement”), (b) the Trust Supplement 2007-1B with respect to Class B of the New Certificates, dated as of October 11, 2007, to the Basic Agreement between the Company and the Trustee (the Basic Agreement as so supplemented, the “Delta Air Lines 2007-1B EETC Pass Through Trust Agreement”) and (c) the Trust Supplement 2007-1C with respect to Class C of the New Certificates, dated as of October 11, 2007, to the Basic Agreement between the Company and the Trustee (the Basic Agreement as so supplemented, the “Delta Air Lines 2007-1C EETC Pass Through Trust Agreement” and, together with the Delta Air Lines 2007-1A EETC Pass Through Trust Agreement and the Delta Air Lines 2007-1B EETC Pass Through Trust Agreement, the “Trust Agreements”).  All capitalized terms used herein without definition have the meanings specified therefor in the Registration Statement.

Delta Air Lines, Inc.
February 19, 2008

In so acting, I or counsel under my general supervision have examined the Registration Statement and the Trust Agreements and have also examined and relied upon the representations and warranties contained therein or made pursuant thereto, and on certificates of officers of the Company and of public officials as to factual matters, and upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents and other instruments as in my judgment are necessary or advisable to enable me to render the opinion expressed below.  In all such examinations, I have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate.

Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the following opinion:

1.           The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and to conduct its business as it is now being conducted.

2.           The Company has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Trust Agreements.

3.           The Trust Agreements have been duly authorized, validly executed and delivered by the Company.

I am qualified to practice law in the States of Georgia and New York, and I do not express any opinion herein concerning the laws of any jurisdiction other than the laws of the State of Georgia, the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America (except that I express no opinion with respect to the Cape Town Convention).

Delta Air Lines, Inc.
February 19, 2008

This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof.  In connection with the Exchange Offer, Debevoise & Plimpton LLP may receive a copy of this letter and rely on the opinions set forth herein.

I consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President - General Counsel
Delta Air Lines, Inc.